                                                                    EXHIBIT 12.1

                          ON SEMICONDUCTOR CORPORATION
              CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIOS)

                                          AUGUST 4,
                      YEAR    JANUARY 1,    1999
                     ENDED      1999       THROUGH
                    DECEMBER  THROUGH     DECEMBER
                       31,    AUGUST 3,      31,        YEAR ENDED DECEMBER 31,
                      1998     1999         1999      2000      2001      2002
EARNINGS
  Pre-tax
  income (loss)
  from
  continuing
  operations
  before
  adjustment
  for minority
  interests in
  consolidated
  subsidiaries
  or income or
  loss from
  equity
  investees             --     $103.3      $ 47.6    $136.5   $(375.4)  $(130.5)
FIXED CHARGES
  Interest
  expense and
  amortization
  of debt discount
  and issuance costs    --        7.3        57.1     137.6     140.7     151.5
  One-third of
  rental expense        --        1.3         2.3       4.3       3.7       4.1
Total Fixed
Charges                 --        8.6        59.4     141.9     144.4     155.6
Pre-tax income
(loss) from
continuing
operations
before
adjustment for
minority
interests in
consolidated
subsidiaries or
income or loss
from equity
investees plus
fixed charges           --     $111.9      $107.0    $278.4   $(231.0)   $ 25.1
Ratio of
Earnings to
Fixed Charges ...       --       13.0         1.8       2.0        --        --

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(1) We have calculated our ratio of earnings to fixed charges as earnings, which is pre-tax income before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investments and fixed charges, divided by fixed charges, which are expensed and capitalized interest and capitalized expenses related to indebtedness and estimated interest included in rental expense. The deficiencies for the year ended December 31, 2001 and 2002 were $375.4 million and $130.5 million, respectively. The ratio of earnings to fixed charges for the year ended December 31, 1998 has not been presented because, prior to our recapitalization, we did not have any debt. Interest expense was allocated to us by Motorola and was not based on our actual fixed charges. We believe that such information computed on a historical basis is not meaningful to investors.


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